[LETTERHEAD OF STAT HEALTHCARE, INC.]

                                October 9, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

     Re:  Form S-1 Registration Statement (Reg. No. 333-11025)

Ladies & Gentlemen:

     STAT Healthcare, Inc. hereby respectfully requests that the staff withdraw the Company's Registration Statement on Form S-1 (Reg. No. 11025), which was originally filed with the Commission on August 29, 1996. STAT Healthcare Inc. advises that there have been no shares sold under the Registration Statement.

     Please call Ronald G. Skloss of Brobeck, Phleger & Harrison LLP at
(512) 479-2952 if the staff has any questions.

                                            Very truly yours,

                                            STAT Healthcare, Inc.

                                            By: /s/ RUSSELL D. SCHNEIDER
                                            Russell D. Schneider
                                            Chairman and Chief Executive Officer